Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Peoples Bancorp, Inc 2006 Equity Plan, of our reports dated March 10, 2006, with respect to the consolidated financial statements of Peoples Bancorp, Inc. and subsidiaries, Peoples Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Peoples Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                      /s/ Ernst & Young LLP


August 2, 2006
Charleston, West Virginia